UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2008 (November 26, 2008)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Preliminary Interim Results of the Company’s Invitations to Participate in Second Lien Incremental Term Loans and Extension of the Termination Date

Realogy Corporation (the “Company”) announced the preliminary interim results of its pending invitations (the “Invitations”) for commitments of up to $500,000,000 aggregate principal amount of new second lien incremental term loans (the “Second Lien Incremental Term Loans”) under the Company’s existing Credit Agreement (the “Credit Agreement”), dated April 10, 2007 among the Company as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), and the lenders party thereto.

As of 5:00 p.m., New York City time, on Wednesday, November 26, 2008 (the “Early Commitment Date”), the Company had received $237,055,233.80 total aggregate principal amount of commitments for the Second Lien Incremental Term Loans. As consideration for such commitments, the Company has validly received existing notes (the “Existing Notes and each series of the Existing Notes, an “Issue”) of each Issue in the aggregate principal amount listed in the table below.

Title of Existing Notes	Outstanding Principal Amount of each Issue of Existing Notes (in millions)	For $100,000 Principal Amount of Second Lien Incremental Term Loans, Principal Amount of Applicable Issue to be Delivered (Early Commitment Consideration)	Total Aggregate Principal Amount of Commitments Received	Principal Amount (Percentage) of each Issue of Existing Notes Delivered	Acceptance Priority Level
12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”)	$875.0	$277,477.48	$65,217,905.25	$180,965,000.00 (20.68)%	1
10.50% Senior Notes due 2014 (the “Senior Cash Notes”)	$1,700.0	$198,709.68	$164,858,601.76	$327,590,000.00 (19.27)%	2
11.00%/11.75% Senior Toggle Notes due 2014 (“Senior Toggle Notes”)	$582.2	$212,030.08	$6,978,726.79	$ 14,797,000.00 (2.54)%	3

Total	$3,157.2		$237,055,233.80	$523,352,000.00 (16.58)%

If no further commitments are received, subject to the terms and conditions described in the confidential information memorandum dated November 13, 2008, as supplemented (the “Confidential Information Memorandum”), relating to the Invitations, the Company will incur $237,055,233.80 aggregate principal amount of Second Lien Incremental Term Loans, and the Company’s outstanding total debt will be reduced by approximately $286 million, upon the consummation of the Invitations.

The Company also announced that the Invitations have been extended and will now terminate at 5:00 p.m., New York City time, on December 18, 2008, unless further extended or earlier terminated by the Company. The closing for the Second Lien Incremental Term Loans is now expected to occur on December 23, 2008.

After the Early Commitment Date, commitments may no longer be rescinded, and Existing Notes that have been or will be delivered may not be withdrawn. Holders of the Existing Notes who make their commitments after the Early Commitment Date will be required to fund each $100,000 principal amount of commitments accepted by the Company by delivering a higher aggregate principal amount of Existing Notes than holders who made their commitments on or prior to the Early Commitment Date, as described in the Confidential Information Memorandum. In addition, as described in the Confidential Information Memorandum, holders of the Existing Notes who make their commitments after the Early Commitment Date will not receive any payment with respect to accrued but unpaid interest on their Existing Notes and any such interest will be forfeited. The order of acceptance of commitments will be solely determined according to the Acceptance Priority Levels described in the Confidential Information Memorandum and commitments delivered by the Early Commitment Date will have no priority in acceptance over commitments delivered on or after the Early Commitment Date.

The Company’s obligation to accept any commitments, and the Existing Notes delivered to fund such commitments, is set forth solely in the Confidential Information Memorandum relating to the Invitations and the related Commitment Letter and Note Delivery Letter. Documents relating to the Invitations have been and will only be distributed to holders of Existing Notes who confirm their eligibility. The Invitations are made only by, and pursuant to, the terms and conditions set forth in the Confidential Information Memorandum, and the information in this Current Report on Form 8-K is qualified by reference to the Confidential Information Memorandum and the related Commitment Letter and Note Delivery Letter. Subject to applicable law, and as permitted under the terms of the Invitations, the Company may amend, extend or terminate the Invitations.

Toggle Notes Litigation

On November 26, 2008, the Company received from the Bank of New York Mellon, the trustee under the Indenture dated as of April 10, 2007 (the “Senior Toggle Note Indenture”) pursuant to which the Company’s Senior Toggle Notes were issued (the “Trustee”), a letter stating its view that the Company’s acceptance of the Senior Cash Notes and the Senior Subordinated Notes for consummation of the Invitations would fail to comply with its agreements under the Senior Toggle Note Indenture. On the same date, the Trustee, and High River Limited Partnership, a holder of Senior Toggle Notes (“High River” and, together with the Trustee, the “Plaintiffs”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) seeking, among other things, declaratory relief that the Company’s Invitations to participate as a lender in the Company’s new Second Lien Incremental Term Loans and the incurrence of the Second Lien Incremental Loans would constitute a breach of the Senior Toggle Note Indenture (the “Contract Claim”). In addition, High River in the Complaint is seeking declaratory and injunctive relief that completion of the transactions would constitute fraudulent transfers by the Company of its assets.

The Company believes that the allegations contained in the Complaint are without merit and intends to vigorously defend this action. The Company believes that the incurrence of the Second Lien Incremental Term Loans is expressly permitted by both the Senior Toggle Note Indenture and the Credit Agreement. Furthermore, the Company strongly refutes the suggestion that the transactions contemplated by the Invitations constitute fraudulent transfers.

The Plaintiffs have filed a motion for expedited proceedings seeking a shortened time to answer their complaint, expedited discovery, a schedule for an expedited motion by the Trustee for summary judgment on its causes of action for a declaratory judgment and an immediate hearing to consider High River’s application for injunctive relief. The Company has joined in the Plaintiffs’ request for an expedited proceeding with respect to the Contract Claim. The Court has set a hearing date on the Contract Claim for December 15, 2008. The Company has extended the Invitations so that they will now terminate at 5:00 p.m., New York City time, on December 18, 2008 unless further extended or earlier terminated by the Company. The Company anticipates receiving a ruling from the Court prior to such time.

As noted above, the Company believes that the allegations contained in the Complaint are without merit and intends to vigorously defend this action so as to enable it to proceed with the transaction.

Senior Cash Notes Letter

On November 26, 2008, Mr. Richard A. Smith, the Company’s chief executive officer received a letter (the “Letter”) from a law firm purporting to represent various institutions (collectively, the “Clients”) which allegedly collectively hold over twenty-five percent in principal amount of the Company’s outstanding Senior Cash Notes. In addition, the Letter alleges that some of the Clients are also purported holders of other debt and notes issued by the Company. The Letter makes assertions similar to the Complaint described above with respect to the Invitations. The Letter demands that the Company terminate the Invitations. The Company intends to vigorously defend against any and all actions the Clients may take and has advised the Clients that to the extent that any steps they take interfere in any way with the Company’s consummation of the transaction, the Company reserves all rights and claims that it may have against them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull
Executive Vice President, Chief Financial Officer and Treasurer

Date: December 2, 2008

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